Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

MaxCyte, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2022 Equity Incentive Plan Common Stock, $0.01 par value per share	457(c)	3,692,397	(2)	$4.91	(3)	$18,129,669.27	.0000927	$1,680.62
Equity	2021 Employee Stock Purchase Plan Common Stock, $0.01 par value per share	457(c)	2,014,172	(5)	$4.17	(4)	$8,406,146.84	.0000927	$779.25
Equity	Inducement Plan Common Stock, $0.01 par value per share	457(h)	855,900		$5.692	(6)	$4,871,782.80	.0000927	$451.61
Total Offering Amounts							$31,407,598.91		—
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$2,911.48

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of MaxCyte, Inc. (the “Registrant”) that become issuable under the Registrant’s 2022 Equity Incentive Plan (the “2022 EIP”), the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and the MaxCyte, Inc. Inducement Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents shares of Common Stock initially reserved for issuance pursuant to future awards under the 2022 EIP, consisting of (i) 1,928,000 new shares and (ii) 1,764,397 shares from the Prior Plan's Available Reserve (as defined in the 2022 EIP).

(3)	The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Common Stock as reported on Nasdaq Global Select Market on July 8, 2022.

(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and 457(c) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Common Stock as reported on Nasdaq Global Select Market on July 8, 2022, multiplied by 85%.

(5)	Represents shares of Common Stock reserved for future issuance under the 2021 ESPP, which consists of (i) 1,002,145 shares reserved as of July 30, 2021, the date on which the 2021 ESPP became effective, and (ii) 1,012,027 shares added to the reserve on January 1, 2022 under the terms of the 2021 ESPP. The number of shares of Common Stock reserved for issuance under the 2021 ESPP will automatically increase further on each January 1st from January 1, 2023 through January 1, 2031, in an amount equal to the lesser of (i) 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, (ii) 3,006,435 shares of Common Stock or (iii) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the applicable January 1st.

(6)	The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the weighted average exercise price of outstanding options granted under the Inducement Plan.